Exhibit 99.B(a)(23)

ING VARIABLE PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

Effective: October 30, 2009

ING VARIABLE PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect.

First: The name of the following series of the Corporation is hereby changed, as indicated below:

Current Name	New Name

ING Nasdaq 100 Index Portfolio	ING NASDAQ 100 Index Portfolio

SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Senior Vice President and attested to by its Secretary on October 26, 2009.

WITNESS:		ING Variable Portfolios, Inc.

/s/ Theresa K. Kelety			/s/ Todd Modic
Name:	Theresa K. Kelety	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President, Chief/Principal Financial Officer and Assistant Secretary